UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2013

Dear Transocean Shareholder:

Your company’s Annual General Meeting is less than a month away, and it is critical that your shares are represented.  While there are a number of important items on the agenda, we ask you to consider the Board’s recommendations on three proposals in particular and to vote:

•                  FOR our proposed dividend of $2.24 per share (Proposal 3B1);

•                  FOR the readoption of authorized share capital (Proposal 4); and

•                  FOR the five highly qualified Transocean director nominees (Proposal 6A-6E).

We would appreciate your taking a moment to review the considerations detailed below.  Then, please sign, date and return the enclosed WHITE proxy card today voting in support of your Board’s recommendations.

KEY REASONS TO VOTE FOR YOUR BOARD’S RECOMMENDATIONS

ON THE WHITE PROXY CARD TODAY

The Board’s Proposed $2.24 per share Dividend. We are seeking your vote FOR the company’s proposed $2.24 per share dividend, which we believe represents a robust, but responsible, return of capital to shareholders while permitting investment in growth and maintenance of the strength of the Company’s balance sheet. This proposed dividend represents one of the industry’s highest implied payout ratios and dividend yields.  In the context of a cyclical and capital-intensive industry, the unique uncertainties associated with the remaining litigation faced by the company dictate that Transocean must maintain a prudent level of financial flexibility. We believe that the competing dividend proposal of Carl Icahn is unrealistic, ill-conceived and inappropriate as it fails to recognize these important facts.

In the future, increases in Transocean’s annual distributions may be appropriate once litigation uncertainties are further resolved.  However, at this time, Transocean’s Board firmly believes that distributing additional capital to shareholders beyond the proposed $2.24 per share dividend would lead to a deterioration of the company’s balance sheet and is also likely to result in the loss of the investment grade rating on the company’s debt.  Among other things, the loss of an investment grade rating would severely limit the company’s access to reliable sources of capital and increase our cost of debt financing for an extended period of time.  Simply stated, we believe Mr. Icahn’s proposal would have a real and profoundly harmful impact on the company’s ability to create long-term shareholder value.

Re-Authorization of Ability to Issue Shares. In order to provide the company with additional flexibility, we also urge you to vote FOR the Board’s proposal that its authority to issue shares out of the company’s authorized share capital be renewed for an additional two-year period.

The Board’s current authority will expire on May 13, 2013.  While the Board currently has no plans to issue share capital under this authorization, extending this authority provides the company with additional flexibility to pursue value-enhancing opportunities in accordance with its disciplined capital allocation strategy.

Election of Highly Qualified Board-Endorsed Candidates. We are also seeking your vote FOR the five highly qualified and diverse Transocean Director nominees, including Frederico F. Curado, Thomas W. Cason, Steven L. Newman, Robert M. Sprague and J. Michael Talbert.  Our nominees have deep, relevant expertise and a history of achievement.  Conversely, we believe that the slate of candidates nominated by Carl Icahn lacks the skills and experience to add value to your board of directors. These candidates are tied to Mr. Icahn and hand-picked to pursue his unduly risky agenda.

Shareholders may also be interested in reviewing the supplemental information provided in the investor presentation and other information posted at www.transoceanvalue.com.  The presentation highlights the following key points:

PROGRESS IN DELIVERING SHAREHOLDER VALUE

Transocean has made significant and tangible progress — both operationally and financially — in the wake of the April 2010 Macondo incident.  Key areas of recent success include:

•                  Significant progress towards meeting our strategic objectives, resulting in strong operational and financial improvements in 2012;

•                  Meaningful reduction in Macondo litigation uncertainty; and

•                  Proposed reinstatement of a dividend - at $2.24 per share - representing one of the industry’s largest payout ratios and implied yields.

EXECUTION OF OUR SUCCESSFUL STRATEGY

Transocean’s leadership team has continued to execute its well-defined strategic plan, including through the continuous improvement of operational performance and a prudent, balanced allocation of capital that will maximize shareholder value. Our ability to execute is exemplified in the following:

•                  Significant fleet transformation resulting from the divestiture of 56 non-core assets and the addition of five high-specification assets over the past two years;

•                  Winning the industry’s highest contracted backlog of ~$29 billion, including the addition of an unprecedented $7.6 billion of backlog associated with four newbuild drillships;

•                  Material improvement in revenue efficiency and utilization resulting in increased operating cash flow; and

•                  Commitment to initiatives recently implemented to enhance operating margins and cash flow.

BALANCED CAPITAL ALLOCATION

Management and the Board are committed to maximizing long-term shareholder value by maintaining a strong, flexible balance sheet, characterized by an investment grade rating on the company’s debt; disciplined, high-return investment in the business; and a sustainable return of capital to shareholders with the goal of future increases in distributions as business conditions warrant. Our balanced approach to capital allocation includes:

•                  A proposed $2.24 per share dividend, or approximately $800 million in the aggregate — a sustainable distribution representing one of the industry’s largest payout ratios and implied yields; and

•                  Accelerated retirement of approximately $1 billion of debt to facilitate continued progress towards achieving a gross debt target of $7 billion to $9 billion.

THE RIGHT LEADERSHIP TO EXECUTE ON OUR STRATEGIC PLAN

The offshore drilling industry is dynamic and continually presents challenges and opportunities.  Reflecting the ever-changing nature of Transocean’s business and the unique circumstances in which it operates, the company spends considerable time and effort evaluating the composition of its Board to ensure a panel of Directors with the experience, skills and capabilities necessary to represent the best interest of our shareholders.  Our governance program includes:

•                  Regularly infusing fresh perspectives into an already extraordinarily experienced and knowledgeable Board as evidenced by the addition of six new directors in the last two years; and

•                  Identifying nominees with deep, relevant experience and a history of achievement.

DO NOT BE MISLED BY CARL ICAHN’S MISGUIDED AGENDA

We understand that Carl Icahn may shortly be soliciting your vote on a Gold proxy card.  We urge you to NOT return any Gold proxy card Mr. Icahn may provide you and instead to return a WHITE proxy card voting in support of your Board’s recommendations.   Please consider the following:

•                  Mr. Icahn’s dividend proposal is in direct conflict with Transocean’s disciplined capital allocation strategy.  We believe it is unduly risky, and would adversely affect the company’s ability to operate and compete effectively in a cyclical and capital-intensive industry.

•                  Mr. Icahn’s misguided agenda highlights his lack of drilling industry expertise. We believe that his superficial analysis is evidenced by his demand for an unreasonable 85% payout ratio, which completely ignores the dynamics of the cyclical offshore drilling industry and fails to recognize the distinct competitive advantage afforded by financial flexibility and an investment grade credit rating.  Transocean’s proposed dividend is already well in excess of the average implied dividend yields and payout ratios of other oilfield services companies.

•                  Moreover, we believe that Carl Icahn’s board candidates would bring no value to the company. They all have significant ties to Mr. Icahn, through current and past associations and were handpicked to pursue his misguided agenda.  Mr. Icahn’s nominees reflect his lack of drilling industry knowledge.  Among other weaknesses, they have limited international exposure or knowledge of the company’s key growth markets; have rarely worked in a service-oriented or capital-intensive industry; possess limited knowledge of the specialized operator - contractor business model; and have little apparent experience with complex international tax treaties and networks.

Your Board does not believe that Mr. Icahn has your best interests at heart. We urge you to protect the future of your investment in Transocean by voting on the company’s WHITE proxy card today in support of your Board’s recommendations.

On behalf of Transocean’s Board of Directors and management team, we thank you for your continued support.

Sincerely,

J. Michael Talbert	Steven L. Newman
Chairman	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!

Please take a moment of your time to vote your shares TODAY.

Simply follow the easy instructions on the enclosed WHITE proxy card or WHITE voting instruction form to make sure your shares are counted.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
1-877-456-3507 (toll-free from the US and Canada)
+1 412-232-3651 (from other countries)

Shareholders in the EU may also call Lake Isle M&A Incorporated, Innisfree’s UK subsidiary, free-phone at 00 800 7710 9970, or direct at +44 20 7710 9960.

Again, we remind you NOT to return any Gold proxy card

you may receive from Mr. Icahn.

Forward Looking Statements

The statements described in this letter and referenced website that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements which could be made include, but are not limited to, statements involving prospects for the company, expected revenues, capital expenditures, costs and results of operations, the proposed dividend, the company’s capital allocation strategy, value-creating objectives, sustainability of potential future distributions and contingencies.  These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, the company’s results of operations, the effect and results of litigation, assessments and contingencies, and other factors, including those discussed in the company’s most recent Form 10-K for the year ended December 31, 2012 and in the company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s web site at www.deepwater.com.

This letter does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.

For more information about Transocean, please visit the website www.deepwater.com.

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.

May 17, 2013

This Supplement to Proxy Statement is being furnished to the shareholders of Transocean Ltd. in connection with the solicitation of proxies by our Board of Directors for use in voting at our annual general meeting of shareholders.  The annual general meeting will be held on May 17, 2013 at 5:00 p.m., Swiss time, at the Theater Casino Zug, Artherstrasse 2-4, CH-6300 Zug, Switzerland.

This Supplement to Proxy Statement supplements the Proxy Statement, dated April 2, 2013, previously made available to our shareholders in connection with the solicitation of proxies for use at the annual general meeting.  Except as described below, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.

Subsequent to the filing of the Proxy Statement on April 2, 2013, it came to the Company’s attention that the numbers of shares included on page P-3 of the Proxy Statement were incorrect.  In addition, the Percent of Class column on the chart on page P-36, and the corresponding footnote, reflected information based on the incorrect number of outstanding shares reported on page P-3.  We are issuing this additional definitive proxy material to provide the correct information.

As of March 20, 2013, there were 360,326,197 shares outstanding, which excludes 13,504,452 shares that are held by Transocean Ltd. or our subsidiary, Transocean Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 20, 2013, of more than 5% of the Company’s shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Icahn Capital LP	20,154,035	(2)	5.59%

White Plains Plaza 445 Hamilton Avenue, Suite 1210 White Plains, New York 10601

The Capital Group Companies, Inc.	19,705,570	(3)	5.47%

333 South Hope Street Los Angeles, CA 90071

BlackRock, Inc.	18,056,099	(4)	5.01%

40 East 52nd Street New York, NY 10022

(1)                                 The percentage indicated is based on the 360,326,197 outstanding shares at March 20, 2013.

(2)                                 The number of shares is based on the Schedule 13D/A filed with the SEC on January 30, 2013 by Icahn Capital L.P. with respect to itself, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn. According to the filing, (i) High River Limited Partnership, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 4,030,806 shares; (ii) Hopper Investments LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 4,030,806 shares; (iii) Barberry Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 4,030,806 shares; (iv) Icahn Partners Master Fund LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,345,073 shares; (v) Icahn Partners Master Fund II LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 2,537,073 shares; (vi) Icahn Partners Master Fund III LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 1,117,192 shares; (vii) Icahn Offshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 9,999,338; (viii) Icahn Partners LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,123,891 shares; (ix) Icahn Onshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 6,123,891 shares; (x) Icahn Capital LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 16,123,229 shares; (xi) IPH GP LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 16,123,229 shares; (xii) Icahn Enterprises Holdings L.P., a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 16,123,229 shares; (xiii) Icahn Enterprises G.P. Inc., a Delaware corporation, has shared voting power and shared dispositive power with regard to 16,123,229 shares; (xiv) Beckton Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 16,123,229 shares; and (xv) Carl C. Icahn has shared voting power and shared dispositive power with regard to 20,154,035 shares. Carl C. Icahn, by virtue of his relationship to the other reporting persons, is deemed to beneficially own the shares which the other reporting persons directly beneficially own. According to the Schedule 13D, each of the reporting persons may have shared voting and/or dispositive power over all or some of such shares.

(3)                                 The number of shares held by The Capital Group Companies, Inc. is based on a statement of significant shareholdings filed with the SIX Swiss Exchange on February 20, 2013. According to the filing, The Capital Group Companies, Inc., along with funds managed by Capital Research and Management Company and clients’ portfolios managed by Capital Guardian Trust Company, Capital International Limited, Capital International Inc., Capital International Sàrl and Capital International K.K., have voting rights over 19,705,507 shares.

(4)                                 The number of shares is based on the Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc.

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April 19, 2013

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